SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 26, 2005

Date of Report (Date of earliest event reported)

Accredited Home Lenders Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	000-32275	04-3669482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 26, 2005, Accredited Home Lenders Holding Co. (“Accredited”) closed a securitization containing approximately $1.007 billion of first- and second-lien residential mortgage loans through its real estate investment trust (REIT) subsidiary, Accredited Mortgage Loan REIT Trust. The securitization utilized a senior/subordinated structure, with four classes of senior notes and eleven classes of subordinate notes being issued as set forth in the table below.

Class	Rating	Note Balance	WAL	Benchmark	Spread	Price
	(S&P/Moody’s/DBRS)
A-1	AAA/Aaa/AAA	$187,263,000	2.39	1M LIBOR	.22%	100
A-2A	AAA/Aaa/AAA	287,445,000	1.00	1M LIBOR	.10%	100
A-2B	AAA/Aaa/AAA	294,222,000	3.00	1M LIBOR	.21%	100
A-2C	AAA/Aaa/AAA	71,582,000	6.67	1M LIBOR	.35%	100
M-1	AA+/Aa1/AA (high)	32,250,000	4.75	1M LIBOR	.40%	100
M-2	AA/Aa2/AA	28,722,000	4.71	1M LIBOR	.44%	100
M-3	AA-/Aa3/AA (low)	18,141,000	4.68	1M LIBOR	.48%	100
M-4	A+/A1/A (high)	16,629,000	4.67	1M LIBOR	.60%	100
M-5	A/A2 /A	15,621,000	4.65	1M LIBOR	.63%	100
M-6	A-/A3/A (low)	12,598,000	4.64	1M LIBOR	.68%	100
M-7	BBB+/Baa1/BBB (high)	11,085,000	4.64	1M LIBOR	1.13%	100
M-8	BBB+/Baa2/BBB (high)	8,063,000	4.63	1M LIBOR	1.25%	100
M-9	BBB/Baa3/BBB	10,078,000	4.62	1M LIBOR	1.62%	100
M-10	BBB/ Not Rated /BBB	6,047,000	4.59	1M LIBOR	2.50%	92.283894
M-11	BBB-/ Not Rated /BBB (low)	8,062,000	4.30	1M LIBOR	2.50%	N/A*

*	The Class M-11 Notes were retained by the REIT subsidiary.

The securitization is structured as a financing by Accredited with the result being that both the mortgage loans and the debt represented by the notes remain on Accredited’s balance sheet.

The REIT subsidiary used the proceeds from the securitization primarily to repay warehouse financing for the mortgage loans.

Co-lead managers for the transaction were Lehman Brothers and Goldman Sachs & Co., with Barclays Capital, Merrill Lynch & Co. and Morgan Stanley acting as co-managers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accredited Home Lenders Holding Co.

Date: May 26, 2005	By:	/s/ James A. Konrath
	Name:	James A. Konrath
	Title:	Chief Executive Officer